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                 SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549

                              FORM 12b-25

                                 Commission File Number:  0-24298
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                      NOTIFICATION OF LATE FILING

     (Check One): [X] Form 10-K  [ ]  Form 11-K  [ ]  Form 2-F
[ ]  Form 10-Q  [ ]  Form N-SAR

For Period Ended:
                               December 31, 2001
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[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:


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        READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                         PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                    PART I.  REGISTRANT INFORMATION

Full name of registrant

             ID Technologies Corporation
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Former name if applicable

            N/A
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Address of principal executive office (STREET AND NUMBER)

            NCSU Centennial Campux, 920 Main Campus Drive, Suite 400
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City, State and Zip Code

             Raleigh, North Carolina  27606
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                   PART II.  RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                         PART III.  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          The Registrant currently has an outstanding obligation to its auditors, Ernst & Young LLP, of $16,000. Due to the lack of independence resulting from the Registrant's obligation to its auditors, the Registrant's auditors will not deliver their report on the financial statements of the Registrant to be included in the Registrant's Annual Report on Form 10-KSB. In light of the Registrant's inability to obtain the auditor's report, the Registrant is unable to complete the preparation of its Annual Report on Form 10-KSB. The Registrant will file its Form 10-KSB on or before April 15, 2001, which is the fifteenth calendar day following the prescribed due date.

          Attached  hereto  as  Exhibit  99.1  is  a  statement  signed  by  the
          Registrant's   auditors   stating   the   specific   reasons  why  the
          Registrant's auditors are unable to furnish the required report.



                      PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

        J. Phillips L. Johnston           919       424-3722 x 300
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              (Name)                   (Area Code)  (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                      [x] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes   [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      ID TECHNOLOGIES CORPORATION
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             (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date

   April 1, 2002
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       /s/ J. Phillips L. Johnston
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